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                                                                    EXHIBIT C(4)

                                                                  Execution Copy
                                                                     19 May 1997


                               POOLING AGREEMENT

                 Agreement dated as of May 19, 1997 (this "Agreement") by and among Publicis S.A., a societe anonyme organized and existing under the laws of France ("Publicis"), Publicis Communication, a societe anonyme organized and existing under the laws of France ("Communication") and True North Communications Inc., a Delaware corporation ("True North").

                 In consideration of the representations, warranties, covenants and agreements set forth in this Agreement and other good and valuable consideration, and independently and unconditionally with respect to any and all other agreements between the parties, the parties agree as follows:

                                   ARTICLE I

                                   AGREEMENTS

                 1.1. Obligation of Publicis and Communication to Deliver Pooling Letter. So long as Communication or any of its affiliates owns at least 10% of the issued and outstanding shares of True North Stock (as hereinafter defined), within 30 days after receiving a written request from True North delivered before the third anniversary of this Agreement, Publicis and Communication shall (a) furnish True North, and shall cause any designee of Communication serving on the Board of Directors of True North to furnish True North, with a "pooling letter", in substantially the form attached hereto as Exhibit A, or upon the request of True North, in such other form as is conventional for a transaction accounted for as a pooling of interests under generally accepted accounting principles applied in the United States, and, (b) if reasonably requested, take such other action in support of the transaction (other than a commitment to vote for such transaction) as would be customary with respect to an acquisition or other similar business transaction in which True North may participate; provided that Publicis and Communication may withdraw such pooling letter if any of the following conditions is not met within 90 days after Publicis and Communication shall have furnished such pooling letter.

                          (i) True North has obtained a fairness opinion from a nationally recognized investment bank with regard to the contemplated transaction;

                          (ii) A majority of the non-management directors of True North has voted to approve the terms and conditions of the contemplated transaction; and
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                          (iii)   True North has obtained pooling letters (or
         similar action) by all other non-de minimis affiliates of True North.

                 1.1.1. Not later than 90 days after Publicis and Communication shall have furnished the pooling letter, True North shall call a meeting of the shareholders of True North, to be held within a further 60 days, to vote on the contemplated transaction. If a majority vote of the outstanding shares of True North in favor of the contemplated transaction is not obtained at such meeting (or at an adjournment thereof within such 60 day period), Publicis and Communication may withdraw their pooling letter.

                 1.1.2. The obligation of Publicis and Communication to furnish a pooling letter pursuant to this Section 1.1 shall expire at the end of the earlier of (a) True North's successful completion of a significant transaction involving the pooling method of accounting or (b) three years after the date of this Agreement.

                 1.2. Obligations of True North to Deliver Pooling Letter. So long as True North and its subsidiaries own in the aggregate at least 10% of the issued and outstanding shares of Communication Stock, within 30 days after receiving a written request from Communication delivered before the third anniversary of this Agreement, True North shall (a) furnish Communication, and shall cause any designee of True North serving on the Board of Directors of Communication to furnish Communication, with a pooling letter, in a form as is conventional for a transaction accounted for as a pooling of interests under generally accepted accounting principles applied in France, and, (b) if reasonably requested, take such other action in support of the transaction (other than a commitment to vote for such transaction) as would be customary with respect to an acquisition or other similar business transaction in which Communication may participate; provided that True North may withdraw such pooling letter if any of the following conditions is not met within 90 days after True North shall have furnished such pooling letter.

                          (i) Communication has obtained a fairness opinion from a nationally recognized investment bank with regard to the contemplated transaction;

                          (ii) A majority of the outside Directors of Communication has voted to approve the terms and conditions of the contemplated transaction; and

                          (iii) Communication has obtained pooling letters (or similar action) by all other non-de minimis affiliates of Communication.

                 1.2.1. Not later than 90 days after True North shall have furnished the pooling letter, Communication shall call a meeting of the shareholders of Communication, to be held within a further 60 days, to vote on the contemplated transaction. If a majority vote of the outstanding shares of Communication in favor of the contemplated transaction is not obtained at such meeting, True North may withdraw its pooling letter.





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                 1.2.2.   The obligation of True North to furnish a pooling
letter pursuant to this Section 1.2 shall expire at the end of the earlier of
(a) Communication's successful completion of a significant transaction involving the pooling method of accounting or (b) three years after the date of this Agreement.

                                   ARTICLE II

                                 MISCELLANEOUS

                 2.1. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof and supersedes all prior agreements and understandings among the parties relating to the subject matter hereof. This Agreement shall be of no force or effect until the Agreement dated as of the date hereof by and among the parties hereto, Publicis-FCB Europe B.V. ("PBV"), FCB International Inc. ("FCBI") and True North Holdings Netherlands B.V. ("TNBV") (the "Main Agreement") has been executed and delivered by each party thereto.

                 2.2. Notices. Any notice, request or other demand to or upon the parties hereto shall be in writing (including telex and telecopy communication followed by registered mail with return receipt requested) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when telexed (answer-back received) or telecopied (with receipt acknowledged) addressed to the party for which intended as provided below (or as hereinafter specified by such party by notice hereunder):





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                 If to Communication or Publicis, to it at:

                     133 avenue des Champs-Elysees
                     75380 Paris Cedex 08
                     France
                     Attention: President-Directeur General
                     Telecopy:  33-1-44-43-75-50

                 with a copy to:

                     Thomas Kuhn, Esq.
                     Howard, Darby & Levin
                     1330 Avenue of the Americas
                     New York,  New York    10019
                     United States of America
                     Telecopy:  1-212-841-1010

                 If to True North, to it at:

                     101 East Erie Street
                     Chicago, Illinois 60611
                     United States of America
                     Attention:  Chief Executive Officer
                     Telecopy:  1-312-425-5010

                 with a copy to:

                     General Counsel
                     True North Communications Inc.
                     101 East Erie Street
                     Chicago, Illinois  60611
                     United States of America
                     Telecopy:  1-312-425-6354





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                 2.3.     Survival.  Sections 2.4.1, 2.4.2, 2.4.3, and 2.5 and
agreements and covenants contained in any document delivered pursuant hereto or in connection herewith (unless otherwise expressly provided herein or therein) shall survive the termination of this Agreement and shall remain in full force and effect.

                 2.4.1. Governing Laws. The provisions of this Agreement, including, without limitation, the validity, interpretation, performance or termination of them, shall be governed by and construed in accordance with (a) to the extent relating to a request under Section 1.1, the laws of the State of Delaware, United States of America, excluding its choice of law rules and (b) to the extent relating to a request under Section 1.2, the laws of France applicable to agreements executed and delivered and to be performed in France, without regard to conflicts of laws principles.

                 2.4.2. Any claim arising out of a request under Section 1.1 of this Agreement shall be brought only in a court of the State of Delaware or in a United States District Court located within the State of Delaware. This provision shall be enforceable by any party even if another party has related disputes with persons who are not parties to this Agreement. Each of the parties hereto irrevocably consents and submits to the jurisdiction of such courts in any action within the scope of this provision. Each of the parties to this Agreement agrees to the sufficiency of service of process if made by hand delivery pursuant to Section 2.2 of this Agreement. Each of the parties to this Agreement hereby irrevocably waives any objections to jurisdiction or venue in such courts, including but not limited to objections based on the common law doctrine or forum non coveniens or its statutory counterparts. Without limiting the rights of True North to pursue any other legal and equitable remedies available to it for any breach by Publicis and Communication of this Agreement arising out of a request under Section 1.1, Publicis and Communication acknowledge that such a breach would cause a loss to True North which could not be reasonably or adequately compensated in damages in an action at law, that remedies other than injunctive relief could not fully compensate True North for a breach of said covenants and that, accordingly, True North shall be entitled to injunctive relief to prevent any breach or continuing breaches of this Agreement arising out of a request under Section 1.1. It is the intention of the parties hereto that if any term, restriction, covenant or promise is found to be unenforceable and for that reason is unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court.

                 2.4.3. Any claim arising out of a request under Section 1.2 shall be brought only in a court of France located in Paris, France. This provision shall be enforceable by any party even if another party has related disputes with persons who are not parties to this Agreement. Each of the parties hereto irrevocably consents and submits to the jurisdiction of such courts in any action within the scope of this provision. Each of the parties to this Agreement agrees to the sufficiency of service of process if made by hand delivery pursuant to Section 2.2 of this Agreement. Each of the parties to this Agreement hereby irrevocably waives any objections to jurisdiction or venue in such courts, including but not limited to objections based on the common law doctrine of forum





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non conveniens or its statutory counterparts.  Without limited the rights of
Communication to pursue any other legal and equitable remedies available to it for any breach by True North of this Agreement arising out of a request under
Section 1.2, True North acknowledges that such a breach would cause a loss to Communication which could not be reasonably or adequately compensated in damages in an action at law, that remedies other than injunctive relief could not fully compensate Communication for a breach of said covenants and that, accordingly, Communication shall be entitled to injunctive relief to prevent any breach or continuing breaches of this Agreement arising out of a request under Section 1.2. It is the intention of the parties hereto that if any term, restriction, covenant or promise is found to be unenforceable and for that reason is unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court.

                 2.5. Enforceability; Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the governing laws. Accordingly, if any provision of this Agreement is or becomes invalid or unenforceable, is held by any competent court or arbitral tribunal to be invalid or unenforceable, or is challenged by either party hereto as being invalid or unenforceable under French or Delaware law, respectively, then such provision shall be interpreted under laws of the State of Delaware or France, respectively, and insofar as it is invalid or unenforceable under Delaware or French law, respectively, be given no effect and shall be deemed not be included in this Agreement, but without invalidating any of the remaining provisions of this Agreement, which other provisions shall remain in full force and effect. The parties shall then negotiate in good faith and shall be bound to replace without delay the invalid or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

                 2.6. Expenses. Except as the parties may otherwise agree, all fees, commissions and expenses incurred by True North, Publicis, or Communication in connection with the negotiation, execution, delivery or performance of this Agreement shall be borne by the party incurring such expenses.

                 2.7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties thereto and their respective successors and assigns. This Agreement may not be assigned by a party hereto, whether by operation of law or otherwise, without the prior written consent of the other party. Any purported assignment in violation of this provision shall be void and of no force or effect.

                 2.8. Descriptive Headings. Section headings used in the Agreement are used for convenience of reference only and shall in no event be used for interpretation purposes.

                 2.9. Amendment; Waivers. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument





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signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

                 2.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterpart shall have been signed by each of the parties and delivered to each of the other parties thereto.





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                 IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed and delivered by their respective duly authorized officers, effective as of the date first written above.

PUBLICIS S.A.                            TRUE NORTH COMMUNICATIONS, INC.


By:   /s/ Maurice Levy                   By:   /s/ Stephen T. Vehslage
    --------------------------------         ---------------------------------
Name:  Maurice Levy                      Name:  Stephen T. Vehslage
Title: President of Directoire           Title: Director, Chairman of Special
                                                Committee


PUBLICIS COMMUNICATION


By:   /s/ Maurice Levy
    --------------------------------
Name:  Maurice Levy
Title: Director General





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